Exhibit 16.1

October 21, 2009

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

     RE: Utalk Communications, Inc.
         File No.:  333-148266

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on October 21, 2009 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.



/s/ Malone & Bailey, PC
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www.malone-bailey.com
Houston, Texas